STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

by and among

INTERCONTINENTAL RESOURCES, INC.

a Nevada Corporation;

and

CHINA VALVE HOLDINGS LIMITED

a Samoa Corporation;

effective as of December 18, 2007

STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into as of this 18th day of December, 2007 (the “Agreement”), by and among Intercontinental Resources, Inc., a Nevada corporation with its principal place of business located at 9454 Wilshire Blvd., Suite 301, Beverly Hills, California 90212 (“INCL"); the undersigned INCL Shareholders (the “INCL Shareholder”) and China Valve Holdings Limited, a Samoa Corporation, with its registered office at No.93 West Xinsong Road, Kaifeng City, Henan Province, P.R.C (“China Valve”).

WHEREAS, this Agreement provides for the acquisition of China Valve whereby China Valve shall become a wholly owned subsidiary of INCL and in connection therewith, INCL shall issue 40,000,000 total of shares of INCL common stock, which will represent, and equate to, 99.8% of the issued and outstanding INCL common stock to China Valve or its designated entities after the transaction is closed.

WHEREAS, the boards of directors of INCL and China Valve have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively.  This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS AND WARRANTIES OF INTELISYS AND INTELISYS SHAREHOLDERS

As an inducement to and to obtain the reliance of China Valve, INCL represents and warrants as follows:

Section 1.1    Organization.  INCL is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the Schedules attached hereto (hereinafter defined) are complete and correct copies of the articles of incorporation, by-laws and amendments thereto as in effect on the date hereof.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of INCL’s articles of incorporation or by-laws.  INCL has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its by-laws or otherwise to authorize the execution and delivery of this Agreement.

Section 1.2    Capitalization.  The authorized capitalization of INCL consists of 300,000,000 shares of common stock, $0.001 par value per share and is not authorized to issue any shares of preferred stock.  As of the date hereof, INCL has 106,500 common shares issued and outstanding.

All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.  There are no securities, warrants or options authorized or issued.

Section 1.3    Subsidiaries.  INCL has no subsidiaries.

Section 1.4    Tax Matters: Books and Records.

(a)	The books and records, financial and others, of INCL are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	INCL has no liabilities with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties); and

(c)	INCL shall pay all outstanding liabilities at or prior to the Closing.

Section 1.5    Litigation and Proceedings.  There is one outstanding legal proceeding against the Company.  The Company was sued by Merrill Lynch Canada, Inc., in British Columbia, Canada, in July 2000 (the “Merrill Lynch Litigation”). Other than initial pleadings, the plaintiff did not proceed with the suit since it was filed. The Company believes that the suit is without merit.  In anticipation of this Agreement, INCL engaged in settlement discussions and resolved the lawsuit for $30,000.

There are no other actions, suits, proceedings or investigations pending or threatened by or against or affecting INCL or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of INCL.  INCL is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.6    Material Contract Defaults.  INCL is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of INCL, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which INCL has not taken adequate steps to prevent such a default from occurring.

              Section 1.7    Information.  The information concerning INCL as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

             Section 1.8    Title and Related Matters. INCL does not have substantial assets, however, if any, INCL has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the “Assets”) free and clear of all liens, pledges, charges or encumbrances.  INCL owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with INCL’s business.   No third party has any right to, and INCL has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of INCL or any material portion of its properties, assets or rights.

            Section 1.9    Contracts. On the closing date:

(a)	There are no material contracts, agreements, franchises, license agreements, or other commitments to which INCL is a party or by which it or any of its properties are bound;

(b)
INCL is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as INCL can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of INCL; and

(c)
INCL is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii)  agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement or other commitment involving payments by it for more than $10,000 in the aggregate.

            Section  1.10    Compliance With Laws and Regulations. To the best of INCL’s knowledge and belief, INCL has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of INCL or would not result in INCL incurring material liability.

            Section 1.11    Approval of Agreement. The directors of INCL have authorized the execution and delivery of this Agreement and have approved the transactions contemplated.  A copy of the Director’s Resolution authorizing entry into this Agreement is attached as Schedule 1.11.

            Section 1.12    Material Transactions or Affiliations.  Other than the employment agreement (the “Employment Agreement”) between INCL and its sole officer and director, Matthew Markin, there are no material contracts or agreements of arrangements between INCL and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Common Shares of INCL and which is to be performed in whole or in part after the date hereof.  INCL has no commitment, whether written or oral, to lend any funds, to borrow any money from or enter into material transactions with any such affiliated person.

Pursuant to the terms of this Agreement, INCL and Matthew Markin, shall enter into an agreement terminating his employment and forgiving any accrued salary or amounts owed under the agreement.

Section 1.13    No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which INCL is a party or to which any of its properties or operations are subject.

Section 1.14    Governmental Authorizations. INCL has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by INCL of this Agreement and the consummation of the transactions contemplated hereby.

Section 1.15    Ownership of Stock. INCL and the INCL Shareholder are the lawful owners of the stock to be exchanged with China Valve or its designees and shall be free and clear of all liens, encumbrances, restrictions and claims of every kind and character, other than any of the foregoing arising from actions by China Valve (collectively, "Encumbrances") as of the Closing Date. The delivery to China Valve of the stock pursuant to the provisions of this Agreement will transfer to China Valve valid title thereto, free and clear of any and all Encumbrances.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES OF CHINA VALVE

As an inducement to, and to obtain the reliance of INCL and the INCL Shareholder, China Valve represents and warrants as follows:

Section 2.1    Organization.   China Valve is a corporation duly organized, validly existing and in good standing under the laws of Samoa and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the attached Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, by-laws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of China Valve's certificate of incorporation or by-laws. China Valve has full power, authority and legal right and has taken all action required by law, its articles of incorporation, by-laws or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2     Capitalization.  China Valve’s authorized capitalization consists of a total of 93,768,100 shares, par value $0.12, held by the individuals and entities listed on Schedule 2.2.

All issued and outstanding common shares have been legally issued, fully paid, are nonassessable and not issued in violation of the preemptive rights of any other person.  China Valve has no other securities, warrants or options authorized or issued.

Section 2.3    Subsidiaries.  China Valve has the following subsidiaries:

(a)	Henan Tonghai Valve Science Technology Co., Ltd – a company incorporated in the People’s Republic of China with a capital contribution of $10,000,000(HKD).

The following are the subsidiaries of Henan Tonghai Valve Science Technology Co., Ltd.:

(a)	Zhengzhou City ZhengDie Valve Co., Ltd. – a company incorporated in the People’s Republic of China, with a cash contribution of $33,768,100 (RMB)

(b)	Henan Kaifeng High Pressure Valve Co., Ltd. – a company incorporated in the People’s Republic of China, with a cash contribution of $60,000,000 (RMB).

Section 2.4    Tax Matters, Books & Records.

(a)	China Valve’s books and records, financial and others are in all material respects complete and correct and have been maintained in accordance with good business accounting practices;

(b)	China Valve has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties); and

(c)	China Valve shall remain responsible for all debts incurred prior to the closing.

Section 2.5    Information.  The information concerning China Valve as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.6    Title and Related Matters.  China Valve has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") free and clear of all liens, pledges, charges or encumbrances.  Except as set forth in the attached Schedules, China Valve owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with China Valve’s business.  Except as set forth in the attached Schedules, no third party has any right to, and China Valve has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of China Valve or any material portion of its properties, assets or rights.

Section 2.7    Litigation and Proceedings.  There are no actions, suits or proceedings pending or threatened by or against or affecting China Valve, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of China Valve.  China Valve does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.8    Contracts. On the Closing Date:

(a)
Except for those enumerated on the attached Schedules, there are no material contracts, agreements, franchises, license agreements, or other commitments to which China Valve is a party to or by which it or any of its subsidiaries or properties are bound;

(b)
Except as enumerated on the attached Schedules, China Valve is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as China Valve can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of China Valve; and

(c)
Except as enumerated on the attached Schedules, China Valve is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; and (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

Section 2.9    No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which China Valve is a party or to which any of its properties or operations are subject.

Section 2.10    Material Contract Defaults.  To the best of China Valve’s knowledge and belief, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of China Valve, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which China Valve has not taken adequate steps to prevent such a default from occurring.

Section 2.11    Governmental Authorizations. To the best of China Valve’s knowledge, China Valve has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by China Valve of the transactions contemplated hereby.

Section 2.12    Compliance With Laws and Regulations.  To the best of China Valve’s knowledge and belief, China Valve has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of China Valve or would not result in China Valve incurring any material liability.

Section 2.13    Insurance.  All of China Valve’s insurable properties are insured for China Valve’s benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

Section 2.14    Approval of Agreement.  The directors of China Valve have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby.

Section 2.15    Material Transactions or Affiliations.  As of the Closing Date, there will exist no material contract, agreement or arrangement between China Valve and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by China Valve to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of China Valve and which is to be performed in whole or in part after the date hereof except with regard to an agreement with the shareholders of China Valve providing for the distribution of cash to provide for payment of federal and state taxes on Subchapter S income.  China Valve has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

ARTICLE III
EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1    Share Exchange/Delivery of China Valve’s Securities.  On the Closing Date, China Valve shall deliver to INCL all of its issued and outstanding shares (the “China Valve Common Shares”), duly endorsed in blank or with executed power attached thereto in transferable form, so that China Valve shall become a wholly owned subsidiary of INCL.

Section 3.2     Issuance of INCL Shares.  In exchange for all of the China Valve Common Shares tendered pursuant to Section 3.1, INCL will issue 40,000,000 common shares of INCL common stock to China Valve or their designees which will represent, and equate to approximately 99.8% of INCL’s issued and outstanding common stock after the closing of this transaction (the “INCL Common Shares”).  Such shares will be issued to China Valve or their designees.  Such shares are restricted in accordance with Rule 144 of the 1933 Securities Act.

Section 3.3    Additional Consideration.  On the Closing Date, in addition to the share exchange as contemplated by Sections 3.1 and 3.2, China Valve shall pay $490,000 (the “Additional Consideration”) to INCL.  Of such amount, $300,000 has previously been forwarded to Belmont Partners as an escrow deposit and $75,000 of which is non-refundable unless this Agreement shall be terminated through no fault of China Valve (the “Initial Good Faith Deposit”).  Upon execution of this Agreement, China Valve shall pay the remainder of the Additional Consideration or $200,000 to INCL on the Closing Date.

            Section 3.4    Satisfaction of Present Liabilities of INCL.  At or prior to the Closing Date, the liabilities and obligations of INCL as set forth on Schedule 3.4 shall be satisfied by INCL.  The Merrill Lynch Litigation shall be resolved on or before the Closing Date, otherwise, INCL shall agree to place $200,000 in escrow pending resolution of this proceeding.  If necessary, this escrow arrangement will be memorialized in an additional agreement.

In addition, INCL has a Note Payable for $28,343 and Interest Payable for $14,261 which will not be satisfied prior to the Closing Date.  INCL has agreed to place $20,000 in escrow pending resolution of this liability.

Section 3.5    Events Prior to Closing.  Upon execution hereof or as soon thereafter as practical, management of INCL and China Valve shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

Section 3.6    Closing.  The closing ("Closing Date") of the transactions contemplated by this Agreement shall be on the date and at the time the exchange documents are executed herewith.

Section 3.7    Effective Date.  The date, on or after the Closing Date, when all of the terms and conditions of this Agreement are satisfied, including but not limited to the Conditions Precedent set forth in Articles V and VI (the “Effective Date”).

Section 3.8    Termination.

(a)	This Agreement may be terminated by the board of directors or majority interest of Shareholders of either INCL or China Valve, respectively, at any time prior to the Closing Date if:

(i)
there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii)	any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to Paragraph (a) of this Section 3.8, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(b)
This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of INCL if China Valve shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of China Valve contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to China Valve.  If this Agreement is terminated pursuant to Paragraph (b) of this Section 3.8, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(c)
This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of China Valve if INCL shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of China Valve contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to China Valve.  If this Agreement is terminated pursuant to Paragraph (c) of this Section 3.8, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

In the event of termination pursuant to paragraph (b) and (c) of Section 3.8, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

Section 3.9    Directors of INCL After Acquisition.  Effective 10 days after the Effective Date, Mr. Matthew Markin shall resign as the member of the Board of Directors of INCL and Mr. Fang Si Ping, Zhu Jun Feng, Tang Ren Rui, Chen Hui Feng and Fang Bin Jie shall be appointed to the Board of Directors of INCL effective 10 days after the Effective Date and upon the resignation of Mr. Markin.  Each director shall hold office until his successor has been duly elected and has qualified or until his death, resignation or removal.

Section 3.10    Officers of INCL.  Pursuant to Section 3.9, the persons listed on Schedule 3.10 shall be appointed as Officers of INCL.

ARTICLE IV
SPECIAL COVENANTS

Section 4.1    Access to Properties and Records.  Prior to closing, INCL and China Valve will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, so that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.

Section 4.2    Availability of Rule 144.  INCL and the INCL Shareholders holding "restricted securities," as that term is defined in Rule 144 of the 1933 Securities Act will remain as “restricted securities.”  INCL is under no obligation to register such shares under the Securities Act, except as otherwise provided.  The stockholders of INCL and China Valve holding restricted securities of INCL and China Valve as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein.  The covenants set forth in Article IV shall survive the Closing Date and the consummation of the transactions herein contemplated.

Section 4.3    Special Covenants and Representations Regarding the INCL Common Shares to be Issued in the Exchange.  The consummation of this Agreement, including the issuance of the INCL Common Shares to the Shareholders of China Valve as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes.  Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the China Valve Shareholders and their designees acquire such securities.

Section 4.4    Third Party Consents.  INCL and China Valve agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.5    Actions Prior to and Subsequent to Closing.

(a)	From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, INCL and China Valve will each use its best efforts to:

(i)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(ii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; and

(iii)	perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business.

(b)	From and after the date of this Agreement until the Effective Date, INCL will not, without the prior consent of China Valve:

(i)	except as otherwise specifically set forth herein, make any change in its articles of incorporation or by-laws;

(ii)	declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

(iii)	enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

(iv)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

(v)	purchase or redeem any Common Shares.

Section 4.6    Indemnification.

(a)
INCL hereby agrees to indemnify China Valve and each of the officers, agents and directors and current shareholders of China Valve as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b)
China Valve hereby agrees to indemnify INCL and each of the officers, agents, directors and current shareholders of INCL as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF INCL

The obligations of INCL under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.1    Accuracy of Representations.  The representations and warranties made by China Valve in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and China Valve shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by China Valve prior to or at the Closing.  INCL shall be furnished with a certificate, signed by a duly authorized officer of China Valve and dated the Closing Date, to the foregoing effect.

Section 5.2    Director Approval.  The Board of Directors of China Valve shall have approved this Agreement and the transactions contemplated herein.

Section 5.3    Officer's Certificate. INCL shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of China Valve to the effect that: (a) the representations and warranties of China Valve set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; (b) China Valve has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Closing Date; (c) since such date and other than as previously disclosed to INCL on the attached Schedules, China Valve has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of China Valve, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the China Valve Schedules, by or against China Valve which might result in any material adverse change in any of the assets, properties, business or operations of China Valve.

Section 5.4    No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of China Valve.

Section 5.5    Other Items. INCL shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as INCL may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF CHINA VALVE

The obligations of China Valve under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

Section 6.1    Accuracy of Representations.  The representations and warranties made by INCL in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and INCL shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by INCL prior to or at the Closing.  China Valve shall have been furnished with a certificate, signed by a duly authorized executive officer of INCL and dated the Closing Date, to the foregoing effect.

Section 6.2     Director Approval.  The Board of Directors of INCL shall have approved this Agreement and the transactions contemplated herein.

Section 6.3    Officer's Certificate.  China Valve shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of INCL to the effect that: (a) the representations and warranties of INCL set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) INCL has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

Section 6.4    No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of INCL.

Section 6.5    1934 Exchange Act Compliance.  INCL must file any necessary reports to become and stay current with its 1934 Exchange Act filings up to and including the Effective Date of this Agreement. This shall include, but not be limited to all annual and quarterly filings.

Section 6.6    Cancellation of Options and Convertible Preferred Stock.  Prior to the Closing Date, INCL shall cancel and make worthless all options, warrants, preferred stock and/or convertible debt issuances outstanding but not yet converted to common stock.

Section 6.7    Cancellation of Employment Contracts and Waiver of any Amounts Due as Salary or Severance.  Prior to the Closing, Mr. Matthew Markin shall cease being employed by INCL and any amounts dues under his employment contract shall be terminated, waived, forfeited or forgiven in consideration of this Agreement or for some other consideration to be contemplated by the parties.  INCL shall also cancel, terminate or void any other employment or material agreements in effect prior to the Closing Date.

ARTICLE VII
MISCELLANEOUS

Section 7.1    Brokers and Finders.  Each party to this Agreement represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.2     Law, Forum and Jurisdiction.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada, United States of America.

Section 7.3    Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to INCL:                              Intercontinental Resources, Inc.
Attn: Matthew Markin
                                9454 Wilshire Blvd, Suite 301
                                Beverly Hills, California 90212

with a copy to:

Stephen J. Czarnik
Cohen & Czarnik LLP
17 State Street, 39th Floor
New York, New York 10004
tel. (212) 232-8323
fax.(212) 658-9915

If to China Valve:                 No. 93 West Xinsong Road
Kaifeng City, Henan Province, P.R.C.

with a copy to:

                Anslow & Jaclin, LLP
                Attn: Eric M. Stein
195 Route 9 South, Suite 204
                Manalapan, New Jersey 07726

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or telegraphed.

Section 7.4    Attorneys' Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.5    Confidentiality.  Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 7.6    Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.7    Third Party Beneficiaries.  This contract is solely between INCL and China Valve and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.8    Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein.  This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 7.9    Survival; Termination.  The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 24 months.

Section 7.10    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.11    Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may be amended by a written consent by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or parties for whose benefit the provision is intended.

Section 7.12    Expenses.  Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 7.13    Headings; Context.  The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 7.14    Benefit.  This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 7.15    Public Announcements.  Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

Section 7.16    Severability.  In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 7.17    Failure of Conditions; Termination.  In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement.  In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other parties’ legal fees.  The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 7.18    No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 7.19    Execution Knowing and Voluntary.  In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 7.20    Amendment. At any time after the Closing Date, this Agreement may be amended by a writing signed by both parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives and entered into as of the date first above written.

ATTEST:	INTERCONTINENTAL RESOURCES, INC.

______________________________	By:	/s/ Matthew Markin
	Name:	Matthew Markin
	Title:	CEO

ATTEST:	CHINA VALVE HOLDINGS LIMITED

______________________________	By:	/s/ Fang Si Ping
	Name:	Fang Si Ping
	Title:	Executive Director

INCL SHAREHOLDERS
/s/ Matthew Markin
Name:	Matthew Markin

CHINA VALVE SHAREHOLDERS
/s/ Fang Si Ping
Name:	Fang Si Ping

SCHEDULE 1.11

See Attached

SCHEDULE 2.2

China Valve Holdings Limited, a Samoa Company
Shareholder	Percent Ownership
Mr. Fang Si Ping	100%

SCHEDULE 3.10
Post-Agreement Officers of INCL

Name	Position
Fang Si Ping	Chief Executive Officer
Tang Ren Rui	Chief Financial Officer
Zhu Jun Feng	Chief Operating Officer
Jia Zhi Yuan	Chief Technology Officer